Exhibit 10.1

FIRST AMENDMENT TO

AGREEMENT TO PARTICIPATE IN THE

ZORAN CORPORATION EXECUTIVE RETENTION AND SEVERANCE PLAN

As Amended Through October 21, 2008

This First Amendment (this “Amendment”) to the Agreement to Participate (the “Agreement”) in the Zoran Corporation Executive Retention and Severance Plan, as amended through October 21, 2008 (the “Plan”), by and between the undersigned employee (the “Participant”) and Zoran Corporation (the “Company”), is made effective as of December 31, 2010 (the “Effective Date”).

PREAMBLE

WHEREAS, pursuant to Sections 2.1(u) and 16 of the Plan, each of the Plan and the Agreement may be amended with respect to the Participant only by a supplemental written agreement between the Participant and the Company; and

WHEREAS, the Participant and the Company desire to amend certain provisions in the Plan as applied with respect to the Participant to clarify the parties’ intent regarding those provisions, to update the definition of “Good Reason” and to address certain requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder.

AGREEMENT

NOW, THEREFORE, effective as of the Effective Date, the parties hereby agree as follows:

1. The terms of the Plan as in effect on October 21, 2008 and as amended herein shall apply with respect to the Participant regardless of the version of the Plan referenced in the Participant’s existing Agreement.

2. Section 2.1(a) of the Plan (definition of “Annual Bonus”) is hereby deleted in its entirety and replaced with the following in lieu thereof:

“(a) ‘Annual Bonus’ means an amount equal to the greatest of (1) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Change in Control, (2) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Participant’s Termination Upon a Change in Control, or (3) the aggregate of all annual bonuses that would be earned by the Participant at the targeted annual rate (determined as if (i) 100% of all applicable performance goals were achieved, (ii) the Committee did not exercise any discretion to reduce any such bonus and (iii) the Participant satisfied any requirement to remain employed with the Company or any affiliate thereof through a specified date or dates to receive any such bonus) under the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant’s Termination Upon a Change in Control.”

3. The last sentence of Section 2.1(p) (definition of “Good Reason”) is hereby deleted and replaced with the following in lieu thereof:

“For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by the Participant that Good Reason exists shall be presumed to be correct.”

4. Section 5.1 of the Plan (Salary and Bonus) is hereby deleted in its entirety and replaced with the following in lieu thereof:

“5.1 Salary and Bonus. Subject to Section 6, on the first business day that is at least sixty (60) calendar days following the date of the Participant’s termination of employment, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the sum of (a) the Participant’s Base Salary Rate multiplied by the number of months in the Benefit Period applicable to the Participant and (b) the Participant’s Annual Bonus multiplied by a ratio, the numerator of which is the number of months in the Benefit Period applicable to the Participant and the denominator of which is twelve (12).”

5. The fourth sentence of Section 5.2 (Health and Life Insurance Benefits) is hereby deleted and replaced with the following in lieu thereof:

“If the Company is not reasonably able to continue such coverage under the Company’s benefit plans (including by reason of a determination by the Company’s outside counsel that it cannot continue such coverage without violating Section 2716 of the Public Health Service Act), the Company shall provide substantially equivalent coverage under other sources or will reimburse the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage.”

6. Section 5.2 of the Plan (Health and Life Insurance Benefits) is hereby amended by adding the following sentence to the end thereto:

“Notwithstanding any of the foregoing in this Section 5.2, any Company-paid health premiums or Company reimbursement of health premiums that are paid as contemplated in this Section 5.2 shall be treated as taxable income to the Participant to the extent necessary to avoid the application of Section 105(h) of the Code with respect to such benefits.”

7. Section 5.3 (Acceleration of Vesting of Equity Awards; Extension of Option Exercise Period) is hereby amended by deleting the last sentence thereto.

8. The Participant and the Company hereby agree that the term “Prior Indemnity Agreement” as defined in Section 5.4 of the Plan shall include any indemnification agreement executed by the parties subsequent to the date of the Agreement and prior to the date of this Amendment.

9. Section 7 (Section 409A Compliance) is hereby amended by adding the following provision to the end thereto:

“Notwithstanding any provision in this Plan that requires the Company to settle Restricted Stock Units that vest as provided in Section 4 or Section 5.3 herein, if any such Restricted Stock Units constitute deferred compensation within the meaning of Section 409A of the Code, then (x) settlement with respect to such Restricted Stock Units shall instead occur on the specified settlement date originally provided for such Restricted Stock Units and (y) if the Acquiring Corporation does not assume or continue any such Restricted Stock Units as contemplated in Section 4 herein, such Restricted Stock Units shall be converted into the right to receive on the applicable settlement date(s) a cash payment equal to the product of (A) the number of shares of common stock underlying the Restricted Stock Units that would otherwise be settled on the applicable settlement date absent the application of this Section 7 and (B) the fair market value of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of stock of the Company on the effective date of the Change in Control is entitled, with such fair market value to be determined as of the date of such Change in Control. To the extent any in-kind benefit or reimbursement to be paid or provided under this Plan constitutes a deferral of compensation within the meaning of and subject to Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A of the Code ) to the Participant during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Participant in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) any reimbursements for expenses incurred by the Participant shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the Participant shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the fourth calendar year following the calendar year in which the Participant incurs a Termination Upon a Change in Control and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.”

10. Section 8.2 (Noncumulation of Benefits) is hereby deleted in its entirety and replaced with the following in lieu thereof:

“8.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 8.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5 and 6 shall not exceed the payments and benefits contemplated under this Plan (plus any payments and benefits provided pursuant to an agreement evidencing an Equity Award or a Prior Indemnity Agreement).”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

PARTICIPANT

Signature

Name Printed

Address

ZORAN CORPORATION

By:

Its: